Exhibit 10.1

DIRECTOR’S IRREVOCABLE UNDERTAKING

To:	Viavi Solutions Inc (“Viavi”)

1445 South Spectrum Boulevard, Suite 102

Chandler, AZ 85286

United States

Viavi Solutions Acquisitions Limited (“BidCo”)

27 Old Gloucester Street

London

United Kingdom

WC1N 3AX

_____________________________2024

Dear Sirs/Madams

Acquisition of Spirent Communications plc (the “Company”)

1	Background

1.1	I understand that the boards of the Company, Viavi and BidCo intend to announce a firm intention to make an offer for the entire issued and to be issued ordinary share capital of the Company (the “Acquisition”) substantially on the terms and subject to the conditions set out in the draft offer announcement provided to me (subject to such modifications to the Offer Announcement as may be agreed by BidCo and the Company) (the “Offer Announcement”).

1.2	I understand that the Acquisition is expected to be implemented by way of a Scheme (as defined below) but that BidCo is entitled, in the circumstances set out in the Offer Announcement and subject to the terms of the Co-operation Agreement (as defined below), to implement the Acquisition by way of an Offer (as defined below).

1.3	Capitalised terms not otherwise defined in this deed shall have the meanings given to them in the Offer Announcement.

2	Irrevocable undertakings

I, the undersigned, irrevocably and unconditionally undertake, confirm, warrant and represent to Viavi and BidCo that:

2.1	I am the registered holder and/or the beneficial owner of (or am otherwise able to control the exercise of) all rights, including voting rights, attaching to all the shares in the capital of the Company as set out in the first column of the table at Part A of Appendix 1 to this deed (the “Existing Shares”) and I hold the beneficial interest in the Existing Shares free of any charges or encumbrances;

2.2	I have been granted options and awards over shares in the Company under the Company’s Share Plans as set out in the first column of Part B of the table at Appendix 1 to this deed (the “Awards”), the Awards are still subsisting and I am beneficially entitled to the Awards;

2.3	the first column of the table at Part A of Appendix 1 to this deed represents a complete and accurate list of all the shares and other securities in the Company of which I am the beneficial owner or otherwise able to control the exercise of all rights attaching to them;

2.4	I have full power and authority to, and (unless BidCo otherwise requests me in writing in advance) shall, exercise, or where applicable, procure the exercise of, all votes (whether on a show of hands or a poll and whether in person or by proxy) in relation to the Shares at:

2.4.1	the meeting of the Company’s ordinary shareholders convened by order of the Court (including any adjournment thereof) for the purpose of considering and, if thought fit, approving the Scheme (the “Court Meeting”); and

2.4.2	the general meeting of the Company’s ordinary shareholders (including any adjournment thereof) to be convened in connection with the Scheme (the “GM”),

in favour of the Scheme, in respect of any resolutions (whether or not amended) required to give effect to the Scheme (the “Resolutions”) as set out in the notices of meeting in the circular to be sent to shareholders of the Company containing, amongst other things, an explanatory statement in respect of the Scheme (the “Scheme Document”);

2.5	I shall, after the despatch of the Scheme Document to the Company’s shareholders (and without prejudice to my right to attend and vote in person at the Court Meeting and/or the GM):

2.5.1	return or procure the return of the signed forms of proxy enclosed with the Scheme Document (completed, signed and voting in favour of the Scheme and the Resolutions) in accordance with the instructions printed on the forms of proxy and, if applicable, in respect of any Shares held in uncertificated form, take or procure the taking of any such action in order to make a valid proxy appointment and provide valid proxy instructions voting in favour of the Scheme and the Resolutions, as soon as possible and in any event within ten (10) days after the date of despatch of the Scheme Document; and

2.5.2	not amend, revoke or withdraw the forms of proxy once they have been returned in accordance with paragraph 2.5.1;

2.6	prior to the Scheme becoming effective (or, if applicable, the Offer becoming or being declared unconditional) or my Obligations (as defined below) terminating in accordance with the terms of this deed (whichever is earlier), I shall not, and shall procure that any person holding the Shares shall not:

2.6.1	except pursuant to the Scheme, sell, transfer, dispose of, charge, pledge or otherwise encumber or grant any option or other right over or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over, or otherwise deal in any of the Shares or any interest in them (whether conditionally or unconditionally);

2.6.2	except by (i) the grant, vesting, release and/or exercise of awards and options in accordance with the Awards; and/or (ii) acquisition under an existing dividend reinvestment plan, acquire any shares or other securities of the Company or any interest (as defined in the Code) in any such shares or securities;

2.6.3	exercise any voting rights attaching to the Shares to vote in favour of any scheme of arrangement or other transaction competing with the Acquisition;

2.6.4	without the consent of BidCo, in relation to the Shares, requisition, or join in requisitioning, any general or class meeting of the Company which would or would reasonably be expected to restrict, frustrate, delay or impede the Scheme becoming effective or, as the case may be, the Offer becoming unconditional; or

2.6.5	other than pursuant to this deed, enter into any agreement or arrangement or allow any agreement or arrangement to be entered into or allow to arise any obligation with any person, whether conditionally or unconditionally,

(i)	to do any of the acts prohibited by in paragraphs 2.6.1 to 2.6.4 (inclusive);

(ii)	which, in relation to the Shares, would or might restrict or impede my ability to comply with this undertaking; or

(iii)	in relation to, or operating by reference, to the Shares or any interest in them,

and, for the avoidance of doubt, references in this paragraph 2.6.5 to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not legally binding or subject to any conditions or which is to take effect upon or following the Scheme becoming effective (or the Offer becoming or being declared unconditional), lapsing or being withdrawn or upon or following this undertaking ceasing to be binding or upon or following any other event;

2.7	I have full power and authority to: (i) enter into this deed; and (ii) perform my obligations under this deed in accordance with its terms;

2.8	I shall promptly notify Viavi and BidCo in writing of any change to or inaccuracy in any information supplied, or representation or warranty given, by me under this deed;

2.9	notwithstanding the provisions of paragraph 2.6 above, prior to my voting in favour of the Scheme in accordance with paragraph 2.4 above, or, if applicable, my acceptance of the Offer, I shall be permitted to transfer some or all of my Shares (in one or more transactions) (such Shares being “Transferred Shares”) to one or more of my connected persons provided that:

2.9.1	such a transfer is undertaken as part of my bona fide tax planning;

2.9.2	I notify you no less than two Business Days before such transfer;

2.9.3	on the date of such transfer I shall procure that the transferee or beneficiary of such Transferred Shares sign and deliver to you irrevocable undertakings in respect of such Transferred Shares on the same terms as set out in this deed to you than those set out herein (save if such a transferee has already signed and delivered to you an irrevocable undertaking on terms which extends to such Transferred Shares);

2.10	Subject to any dealing restriction preventing me from doing so, I shall accept any proposal made by or on behalf of you to holders of options and awards over Shares in compliance with Rule 15 of the Code (a “Relevant Proposal”) in respect of all such Awards held by me not later than seven days after you send such proposals to the holders of options and awards or otherwise ensure that any Shares arising on the exercise of options or vesting of awards prior to the effective date of the Scheme participate in the Scheme, provided that the Relevant Proposal is consistent with the terms of the co-operation agreement between the Company and BidCo dated on or around the date of this deed (the “Co-Operation Agreement”), or is otherwise stated, in the opinion of BidCo’s Financial Advisers, to be fair and reasonable and which the directors of the Company recommend I accept (provided always that any revision to the terms of the Co-Operation Agreement which relate to the Relevant Proposal does not result in a detriment to me as a holder of any such options and/or awards over Shares);

2.11	this Section 2 (if and to the extent applicable) shall not restrict me from

(i)	exercising any options under the Company’s Share Plans;

(ii)	acquiring further options, awards or Shares under the Company’s Share Plans; or

(iii)	selling such number of Shares as may be required to cover my liability for (a) income tax and employee social security contributions; (b) if required, any exercise price payable; and (c) any associated dealing costs or fees, each in respect of the exercise of any such options, vesting of any such awards, or acquisition or release of any such Shares, in each case following the Court Meeting and the GM but prior to the Scheme Record Time (as defined in the Scheme).

3	Publicity

3.1	I consent to:

3.1.1	a copy of this deed being disclosed to the Panel;

3.1.2	the announcement of the Acquisition containing references to me and the registered holder(s) of the Shares and to this deed substantially in the terms set out in the Offer Announcement;

3.1.3	any announcement otherwise made in connection with the Acquisition containing references to me and the registered holder(s) of the Shares and to this deed substantially in the terms set out in the Offer Announcement;

3.1.4	the inclusion of references to me and the registered holder(s) of the Shares and particulars of this deed being set out in the Scheme Document and/or other formal document(s) (including any supplements thereto) implementing the Acquisition; and

3.1.5	this deed being published on a website as required by Rule 26.2 and Note 4 on Rule 21.2 of the Code or the Disclosure Guidance and Transparency Rules or Listing Rules of the Financial Conduct Authority.

3.2	I undertake to provide you promptly with all such information in relation to the dealings of myself in the share capital of the Company as you may reasonably require to comply with the rules and requirements of the Code, the Panel, the Court, the Financial Conduct Authority and the London Stock Exchange plc, and any legal or regulatory requirements, and, as soon as practicable notify you in writing upon becoming aware of any change in the accuracy of any such information previously given by me.

3.3	I acknowledge that I am obliged to make appropriate disclosure under Rule 2.10 of the Code promptly after becoming aware that I will not be able to comply with the terms of this deed or no longer intend to do so.

3.4	I understand that the information provided to me in relation to the Acquisition is given in confidence and must be kept confidential, save as required by law or any rule of any relevant regulatory body or stock exchange, until the Offer Announcement containing details of the Acquisition is released or the information has otherwise become generally or publicly available, If and to the extent any of the information is inside information for the purposes of the Criminal Justice Act 1993 or the Market Abuse Regulation (EU) No 596/2014 (as it forms part of assimilated law as defined in the EU (Withdrawal) Act 2018 in the United Kingdom), I shall comply with the applicable restrictions in those enactments on dealing in securities and disclosing inside information.

4	Termination

4.1	This deed shall not oblige BidCo to announce or proceed with the Acquisition. However, without prejudice to any accrued rights or liabilities, my Obligations shall terminate and be of no further force and effect if:

4.1.1	the Offer Announcement is not released by 5.00 p.m. (UK) on 5 March 2024 (or such later date as the Company and BidCo may agree, in which case the later time and date shall apply for the purposes of this paragraph 4.1.1);

4.1.2	BidCo announces, following the release of the Offer Announcement, with the consent of the Panel, and before the Scheme Document (or, if applicable, Offer Document) is published, that it does not intend to proceed with the Acquisition and no new, revised or replacement Scheme or Offer is announced by BidCo in accordance with Rule 2.7 of the Takeover Code;

4.1.3	the Scheme Document (or Offer Document, as applicable) is not published within 28 days of the date of issue of the Offer Announcement (or such later date as the Panel may agree);

4.1.4	the Scheme (or Offer, as applicable) is withdrawn or lapses in accordance with its terms, provided that this paragraph 4.1.4 shall not apply:

(i)	where the Scheme is withdrawn or lapses as a result of BidCo exercising its right to implement the Acquisition by way of an Offer rather than a Scheme; or

(ii)	if the lapse or withdrawal either is not confirmed by BidCo or is followed within five Business Days by an announcement under Rule 2.7 of the Code by BidCo (or a person acting in concert with it) to implement the Acquisition either by a new, revised or replacement scheme of arrangement pursuant to Part 26 of the Companies Act 2006 or takeover offer (within the meaning of section 974 of the Companies Act 2006); or

4.1.5	any competing offer for the issued and to be issued ordinary share capital of the Company is made which becomes or is declared unconditional (if implemented by way of takeover offer) or otherwise becomes effective (if implemented by way of a scheme of arrangement).

4.2	On termination of this deed I shall have no claim against BidCo and BidCo shall have no claim against me, save in respect of any prior breach thereof.

5	Implementation by way of takeover offer

5.1	I acknowledge that BidCo shall have the right and may elect at any time (subject to the terms of the Co-operation Agreement and with the consent of the Panel (and whether or not the Scheme Document has then been despatched)) to implement the Acquisition by way of an Offer, as opposed to by way of a Scheme.

5.2	If such an Offer is made by BidCo, I undertake and warrant that any Obligations shall apply mutatis mutandis to such Offer and, in particular, I undertake to accept, or procure the acceptance of, such Offer, in respect of the Shares within 21 days of such Offer. I further undertake, if so required by BidCo, to execute or procure the execution of all such other documents as may be necessary for the purpose of giving BidCo the full benefit of the Obligations so applying with respect to such Offer and, notwithstanding the provisions of the Code or any terms of the Offer regarding withdrawal, not to withdraw such acceptance.

5.3	References in this deed to:

5.3.1	the Scheme becoming effective shall be read as references to the Offer becoming or being declared unconditional; and

5.3.2	the Scheme lapsing or being withdrawn shall be read as references to the lapsing of the Offer.

6	Enforcement

6.1	Governing law

This deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and I agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this deed and that accordingly any proceedings arising out of or in connection with this deed shall be brought in such courts.

6.2	Specific performance

Without prejudice to any other rights or remedies which you may have, I acknowledge and agree that damages may not be an adequate remedy for any breach by me of any of my Obligations. You shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such Obligation and no proof of special damages shall be necessary for the enforcement by you of your rights.

6.3	Power of attorney

If within five Business Days of the relevant forms of proxy or forms of acceptance (as applicable) having been sent to me, I have not executed the relevant forms of proxy or, as the case may be, forms of acceptance, I irrevocably and by way of security for any undertakings hereunder, appoint each of BidCo, BidCo’s Financial Advisers and any director of BidCo to be my attorney to execute on my behalf proxy forms for any Court Meeting or GM or forms of acceptance to be issued with the Offer Document in respect of the Shares (as applicable) and to sign, execute and deliver any documents and to do all acts and things as may be necessary for or incidental to the effectiveness of the Scheme or, as the case may be, the acceptance of the Offer and/or performance of any obligations under this undertaking provided that such appointment shall not take effect until seven Business Days after the despatch of the Scheme Document (or, if applicable, the Offer Document) and only then if I have failed to comply with paragraph 2.5 (or, if applicable, paragraph 5).

7	Interpretation

7.1	Meaning

In this deed:

7.1.1	references to “Applicable Requirements” mean the requirements of the Code, the Panel, any applicable law, the High Court of Justice in England and Wales, the Companies Act 2006, the Listing Rules, the Disclosure Guidance and Transparency Rules, or the Prospectus Regulation Rules made by the Financial Conduct Authority in exercise of its function as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000, the Financial Conduct Authority or the requirements of any other relevant regulatory authority;

7.1.2	references to the “BidCo’s Financial Advisers” are to Qatalyst Partners and Wells Fargo;

7.1.3	references to the “Business Days” means a day, other than a Saturday, Sunday or public holiday, when banks are open for business in London, England;

7.1.4	references to the “Code” are to the UK City Code on Takeovers and Mergers;

7.1.5	references to an “Obligation” or the “Obligations” are to my undertakings, agreements, warranties, appointments, consents and waivers set out in this deed;

7.1.6	references to an “Offer”:

(i)	mean an offer by BidCo for the entire issued and to be issued ordinary share capital of the Company by way of a takeover offer within the meaning of section 974 of the Companies Act 2006; and

(ii)	shall include any extended, increased or revised offer by BidCo for the acquisition of the Company, the terms of which, in the opinion of BidCo’s Financial Advisers are at least as favourable to shareholders of the Company as the original Offer;

7.1.7	references to an “Offer Document” means the offer document published by or on behalf of BidCo in connection with any Offer, including any revised offer document;

7.1.8	references to the “Panel” means The Panel on Takeovers and Mergers; and

7.1.9	references to the “Scheme”:

(i)	means the proposed acquisition by BidCo of the entire issued or to be issued ordinary share capital of the Company by way of a scheme of arrangement (pursuant to Part 26 of the Companies Act 2006), substantially on the terms and subject to the conditions set out in the Offer Announcement; and

(ii)	includes any extended, increased or revised proposal by BidCo for the acquisition of the Company, the terms of which in the opinion of both BidCo’s Financial Advisers are at least as favourable to shareholders of the Company as the terms set out in the Offer Announcement;

7.1.10	references to the “Shares” mean collectively:

(i)	the Existing Shares;

(ii)	any other shares in the Company of which I may become the beneficial owner or in respect of which I may otherwise become entitled to exercise all rights attaching to (including voting rights) after the date of this deed (including following any exercise, vesting, or release of the Awards); or

(iii)	any other shares in the Company issued after the date of this deed and attributable to or derived from any shares referred to in paragraph 7.1.9(i) or (ii); and

7.1.11	references to the “Share Plans” mean collectively:

(i)	Spirent Communications plc UK Employee Share Purchase Plan 2005 (last amended 2021);

(ii)	Spirent Communications plc US Employee Stock Purchase Plan 2021;

(iii)	Spirent Communications plc Global All-Employee Share Purchase Plan 2021;

(iv)	Spirent Communications plc Long-Term Incentive Plan 2016;

(v)	Spirent Communications plc Deferred Bonus Plan (last amended 2022);

(vi)	Spirent Communications plc UK Sharesave Plan 2021; and

(vii)	Spirent Communications plc Employee Incentive Plan 2005.

7.2	Additional Terms

The Acquisition shall be subject to such additional terms and conditions as may be required to comply with Applicable Requirements.

7.3	Unconditional and irrevocable obligations

Except to the extent otherwise specified, the Obligations set out in this deed are unconditional and irrevocable.

7.4	Time

Time shall be of the essence as regards the Obligations set out in this deed.

7.5	Whole Agreement

This deed supersedes any previous written or oral agreement between us in relation to the matters dealt with in this deed and contains the whole agreement between us relating to the subject matter of this deed at the date of this deed to the exclusion of any terms implied by law which may be excluded by contract. I acknowledge that I have not been induced to sign this deed by any representation, warranty or undertaking not expressly incorporated into it.

8	Personal Representatives

This deed shall bind my estate and personal representatives.

9	Third Party Rights

A person who is not party to this deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

10	Customer Relationship

I confirm and accept that BidCo’s Financial Advisers are not acting for me in relation to the Acquisition for the purposes of the rules of the Conduct of Business Sourcebook of the Financial Conduct Authority and shall not be responsible to me for providing protections afforded to their clients or advising me on any matter relating to the Acquisition.

IN WITNESS whereof this deed has been executed and delivered as a deed on the date above mentioned.

SIGNED as a DEED by in the presence of:

Witness’s signature
Name:
Address:

Occupation:

Appendix 1
Shares to which this deed relates

The following represent my current holdings in the Company.

PART A

Number of Shares (specify class)	Registered holder* and address	Beneficial owner* and address

* Where more than one, indicate number of shares attributable to each

PART B

Number of Ordinary Shares subject to Award	Share Plan	Grant date